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                                                                    EXHIBIT 23.7

                          CONSENT OF ALLIANT PARTNERS

    We hereby consent to the use of our opinion letter dated September 18, 1998 to the Board of Directors of OrCAD, Inc., included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement dated as of the date hereof on Form S-4 relating to the proposed merger of Hood Acquisition Corp., a wholly-owned subsidiary of Summit Design, Inc., with and into OrCAD, Inc. and to the references therein to such opinion under the captions "Summary--Fairness Opinions" and "Approval of the Merger and Related Transactions--Opinion of OrCAD's Financial Advisor."

    In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          ALLIANT PARTNERS

                                          By: /s/ George Von Gehr

                                          Name: George Von Gehr

September 30, 1998